OFFERING MEMORANDUM Exhibit (a) (1)

EMERITUS CORPORATION

OFFER TO EXCHANGE

6.25% CONVERTIBLE SUBORDINATED DEBENTURES

DUE 2008 FOR ALL ITS OUTSTANDING

6.25% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON NOVEMBER 16, 2005, UNLESS EXTENDED OR EARLIER TERMINATED

We are offering to exchange our 6.25% Convertible Subordinated Debentures Due 2008 for our outstanding 6.25% Convertible Subordinated Debentures Due 2006. In this offering memorandum, we refer to the 6.25% Convertible Subordinated Debentures Due 2008 as the new debentures and the 6.25% Convertible Subordinated Debentures Due 2006 as the existing debentures. We refer to the new debentures and existing debentures collectively as the debentures.

Principal features of the exchange offer include:

•
We will issue $1,000 in principal amount of new debentures in exchange for each $1,000 in principal amount of existing debentures that are validly tendered and not withdrawn prior to the expiration date.

•	There are $32,000,000 of existing debentures outstanding. We will accept all existing debentures that are tendered.

•	The exchange offer is not conditioned on a minimum amount of existing debentures being validly tendered and not withdrawn.

•
Interest accrued since July 1, 2005 on tendered existing debentures that are accepted by us will be paid with the first payment of interest on the new debentures after the date of exchange, January 1, 2006, the same payment date as the existing debentures.

•	Tenders may be withdrawn at any time prior to the expiration date of the exchange offer which is 5:00 p.m., Eastern time, on November 16, 2005, unless extended or earlier terminated.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debentures to be issued in the exchange offer or passed upon the adequacy or accuracy of this offering memorandum. Any representation to the contrary is a criminal offense.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

U.S. Bank, National Association Specialized Services 60 Livingston Avenue St. Paul, MN 55107 Phone: (800) 934-6802 Fax: (651) 495-8158

THE DATE OF THIS MEMORANDUM IS OCTOBER 18, 2005

OFFERING MEMORANDUM Exhibit (a) (1)

We are offering to exchange existing debentures for new debentures only in places where offers and sales are permitted.

This memorandum summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, investors must rely on their own examination of our business and the terms of the exchange offer, including the merits and risks involved. The information contained in this memorandum is as of the date hereof and neither the delivery of this memorandum nor the offering, sale or delivery of any new debentures shall create any implication that the information contained herein is correct at any time after the date hereof. The contents of this memorandum are not to be construed as legal, business or tax advice. Each prospective investor should consult the investor’s own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to an investment in the new debentures.

All inquiries relating to the procedures for tendering in the exchange offer should be directed to the exchange agent, at the telephone number or address listed on the back cover page of this memorandum. Requests for additional copies of this memorandum, the enclosed Letter of Transmittal or Notice of Guaranteed Delivery, or for copies of the periodic reports filed by us with the SEC and described in this memorandum may also be directed to the exchange agent. You may also obtain additional information from us at the telephone number or address listed in the section of this memorandum entitled “Incorporation of Information Filed with the SEC.”

You should not assume that the information contained or incorporated by reference into this offering memorandum is accurate as of any date other than the date of the offering memorandum or document incorporated by reference, as the case may be.

Our principal executive offices are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and our telephone number is (206) 278-2909. We maintain our corporate website at www.emeritus.com. Information on our website is not part of this offering memorandum.

OFFERING MEMORANDUM Exhibit (a) (1)

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
EMERITUS CORPORATION	6
NEW DEBENTURES	8
FORWARD-LOOKING STATEMENTS	9
SUMMARY CONSOLIDATED FINANCIAL DATA	10
PRO FORMA FINANCIAL INFORMATION	11
RISK FACTORS	12
RISKS RELATED TO THE NEW DEBENTURES	12
RISKS RELATED TO US	13
MARKET FOR EXISTING DEBENTURES AND COMMON STOCK	21
USE OF PROCEEDS	21
THE EXCHANGE OFFER	22
DESCRIPTION OF NEW DEBENTURES	35
DESCRIPTION OF COMMON STOCK	41
WHERE YOU CAN FIND MORE INFORMATION	43
INCORPORATION BY REFERENCE	43

i

OFFERING MEMORANDUM Exhibit (a) (1)

SUMMARY TERM SHEET

Why are you making the exchange offer?

We are issuing new debentures in exchange for the existing debentures in order to extend the maturity of our subordinated debt by two and one-half years.

What securities are sought in the exchange offer?

We are offering to exchange all existing debentures for new debentures. As of the date of this memorandum, $32,000,000 in principal amount of existing debentures are outstanding.

What are you offering in exchange for my existing debentures?

We are offering to issue a new debenture with a principal amount equal to the principal amount of each existing debenture that is properly tendered in the exchange offer and not withdrawn. The new debentures, like our existing debentures, will be subordinated in right of payment to all of our existing and future senior indebtedness (as described in this memorandum). See “Description of New Debentures” for more information.

What are the material differences between the new debentures and the existing debentures?

The material differences are that (i) the maturity date of the new debentures will be July 1, 2008 while the existing debentures mature January 1, 2006, and (ii) the new debentures will not be redeemable by us. See “Comparison of Terms of Existing Debentures and New Debentures” for more information.

Who owns the existing debentures?

Approximately 35.0% of the existing debentures are beneficially owned by approximately 47 holders who are not affiliates of ours and 65.0% are owned by affiliates. Columbia Select, L.P. and Catalina General, L.P. (collectively, the “Baty Entities”), which are entities controlled by Daniel R. Baty, who owns approximately 28.5% of our common stock (excluding the Existing Debentures, warrants and options) and who is our chief executive officer, owns approximately 49.4% of the existing debentures. Saratoga Partners IV, LP, Saratoga Management Company LLC, Saratoga Coinvestment IV LLC (collectively, the “Saratoga Entities”), which are entities that own approximately 33.0% of the Company’s common stock (excluding the Existing Debentures, warrants and options) and which are represented on the Company’s Board by two directors, own approximately 15.6% of the existing debentures. Representatives of the Baty Entities and the Saratoga Entities have informed us that they intend to tender their existing debentures in the exchange offer.

What if all the existing debentures are not exchanged?

The existing debentures that are not exchanged will mature January 1, 2006 and the principal balance and all accrued interest will be paid at that time. The Baty Entities and Saratoga Entities, which together own approximately 65% of the existing debentures, have indicated that they presently intend to exchange their existing debentures when the offer is available. In addition, each of the Baty Entities and the Saratoga Entities has agreed that, if it does not exchange all of its existing debentures for new debentures, it will lend the Company on December 30, 2005 an amount equal to the principal amount of existing debentures that it has retained. The indebtedness will mature July 1, 2008, will not be convertible, will bear interest at 6.25% per annum payable semiannually on January 1 and July 1, will be on a parity as to payment with the new debentures and will be subject to the same events of default as set forth in the indenture governing the new debentures.

OFFERING MEMORANDUM Exhibit (a) (1)

What does your board of directors think of the exchange offer?

Although our board of directors believes that the exchange offer is in our best interests, our board of directors is not making any recommendation regarding whether you should tender your existing debentures in the exchange offer. You must make your own determination as to whether to tender your existing debentures in exchange for new debentures. We urge you to read carefully this memorandum and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the exchange offer set forth in the section of this memorandum entitled “Risk Factors.”

What are the conditions to the exchange offer?

The exchange offer is subject to a number of conditions. If any of the conditions to the exchange offer are not satisfied, we will not be obligated to accept any tendered existing debentures for exchange. However, we reserve the right to waive any of the conditions to the exchange offer. In addition, subject to applicable law, we retain the right to terminate the exchange offer and not accept for exchange any tendered existing debentures if we determine in our reasonable discretion that doing so would be in our best interests. See “Exchange Offer - Conditions to Exchange Offer” for more information.

Will the accrued interest on my tendered existing debentures be paid?

You are not being asked to forego any accrued interest on existing debentures that are tendered in the exchange offer. The interest that has accrued since July 1, 2005 on tendered existing debentures that are accepted by us will be paid with the first payment of interest on the new debentures, which will be January 1, 2006. The interest on tendered existing debentures will accrue to the date that the existing debentures are accepted for exchange in the exchange offer, which is expected to occur as soon as practicable after the expiration date if all of the conditions to the exchange offer are satisfied or waived.

Have the new debentures been registered with the SEC?

We are not required to have an effective registration statement on file with the SEC to register the issuance of the new debentures in the exchange offer because the exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Do you currently have a sufficient number of shares of common stock available for issuance upon conversion of the new debentures?

We currently have a sufficient number of shares of common stock reserved for issuance to allow the conversion of the maximum number of new debentures that could be issued in the exchange offer. We will keep reserved for issuance upon conversion of the new debentures a sufficient number of shares of common stock during the entire term of the new debentures.

Can I transfer the new debentures and shares of common stock issuable upon the conversion of the new debentures to third parties?

The sale of the existing debentures was made in reliance upon an exemption from registration provided by Section 4(2) and Rule 144A under the Securities Act. The exchange offer itself is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the new debentures received by you in the exchange offer will assume the same character as the existing debentures tendered by you. As a result, the new debentures we issue to you in exchange for your existing debentures, and the shares of common

OFFERING MEMORANDUM Exhibit (a) (1)

stock issuable upon the conversion of the new debentures, should be freely tradable by you under Rule 144(k) under the Securities Act if you have held your existing debentures for more than two years and are not an affiliate of ours.

Will the new debentures be listed for trading?

The existing debentures are not listed for trading. We do not anticipate that the new debentures will be listed for trading on any exchange or market.

What will be the U.S. federal income tax consequences of participating in the exchange offer?

We believe that the exchange offer will be treated as a tax-free recapitalization for U.S. federal income tax purposes to U.S. holders exchanging existing debentures for new debentures. See “Material United States Federal Income Tax Considerations” for more information.

Will you receive any cash proceeds from the exchange offer?

We will not receive any cash proceeds from the exchange offer.

How long do I have to decide whether to tender in the exchange offer?

You will have until 5:00 p.m., Eastern Time, on November 16, 2005 to decide whether to tender your existing debentures in the exchange offer. If you cannot deliver the existing debentures and the other documents required to make a valid tender by that time, you may be able to use the guaranteed delivery procedures, which are described in this memorandum.

Can the exchange offer be extended or amended and under what circumstances?

We have retained the right to extend or amend the exchange offer, in our sole discretion, and we expressly reserve the right to do so. During any extension of the exchange offer, all existing debentures previously tendered and not withdrawn will remain subject to the exchange offer. During any period of time in which the exchange offer remains open, you have the right to withdraw previously tendered existing debentures. If the exchange offer expires and we have not agreed to accept your existing debentures for exchange by December 14, 2005, you can withdraw them at any time after that date until we do accept your existing debentures for exchange.

How will I be notified if the exchange offer is extended?

If we extend the exchange offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the exchange offer.

How do I tender existing debentures?

To tender existing debentures, you must deliver your existing debentures, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to U.S. Bank, Specialized Services, 60 Livingston Avenue St. Paul, MN 55107, the exchange agent for the exchange offer, not later than the time the exchange offer expires. If your existing debentures are held in street name (that is, through a broker, dealer or other nominee) the existing debentures can be tendered by your nominee through The Depository Trust Company, also known as DTC. If you cannot provide the exchange agent with all required documents prior to the expiration date of the exchange offer, you may obtain additional time to do so by submitting, prior to the expiration date of the exchange offer, a

OFFERING MEMORANDUM Exhibit (a) (1)

Notice of Guaranteed Delivery to the exchange agent. You must also guarantee that these items will be received by the exchange agent within three New York Stock Exchange trading days after the date the exchange agent receives your Notice of Guaranteed Delivery. However, for your tender to be valid, the exchange agent must receive the missing items within that three trading day period. See “The Exchange Offer” for more information.

How long can I withdraw previously tendered existing debentures?

You can withdraw previously tendered existing debentures at any time until the exchange offer has expired. In addition, if we have not agreed to accept your existing debentures for exchange by December 14, 2005, you can withdraw them at any time after that date until we do accept your existing debentures for exchange. See “The Exchange Offer - Withdrawal of Tenders” for more information.

How do I withdraw previously tendered existing debentures?

To withdraw previously tendered existing debentures, deliver a written notice of withdrawal (or a facsimile of one) to the exchange agent, along with all information required by the notice of withdrawal, during the times when withdrawals are permitted. See “The Exchange Offer - Withdrawal of Tenders” for more information.

When will I receive new debentures in exchange for my tendered existing debentures?

Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept for exchange all existing debentures that are properly tendered and not withdrawn prior to the expiration date of the exchange offer. Promptly following this date, new debentures will be delivered in exchange for the same principal amount of existing debentures that are properly tendered and not withdrawn.

What happens if existing debentures are tendered but not accepted for exchange?

If we decide for any reason not to accept any existing debentures for exchange, we will return the existing debentures to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of existing debentures tendered by book-entry transfer into the exchange agent’s account at DTC, DTC will credit any unaccepted or non-exchanged existing debentures to the tendering holder’s account at DTC.

Do I have to tender any of my existing debentures?

No. This offer is purely voluntary.

To whom should I direct questions about the exchange offer?

If you have questions regarding the procedures for tendering in the exchange offer, require assistance in tendering your existing debentures, or would like to obtain additional copies of this memorandum, the enclosed Letter of Transmittal or copies of any of our SEC reports described in this memorandum, please contact U.S. Bank, National Association, the exchange agent for the exchange offer, at the telephone number or address set forth on the front and back cover pages of this memorandum. You can also contact us for additional information at the address and telephone number listed below under “Incorporation by Reference.”

OFFERING MEMORANDUM Exhibit (a) (1)

What are the risks associated with the exchange offer?

The risks involved in the exchange offer include the following:

•	The new debentures will be subordinated to our senior indebtedness,

•	The conversion price of the new debentures may remain above the market price of our common stock,

•	You will give up any claims against us resulting from the acquisition or ownership of the existing debentures if you participate in the exchange,

•	The indenture governing the new debentures contains no financial covenants,

•	Our leases impose restrictions with respect to us; and

•	There will be no trading market for the new debentures.

See the section entitled “Risks Factors - Risks Related to the New Debentures” beginning on page 13. There are also risks related to investing in our Common Stock. See the section entitled “Risks Factors - Risks Related to Us” beginning on page 13.

OFFERING MEMORANDUM Exhibit (a) (1)

EMERITUS CORPORATION

Emeritus is one of the largest and most experienced national operators of assisted living residential communities. Assisted living communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assisted living and personal care services.

At December 31, 2004, we operated, or had an interest in, 181 assisted living communities, consisting of approximately 14,851 units with a capacity for 18,351 residents, located in 34 states. These include 6 communities that we own, 158 communities that we lease, and 17 communities that we manage, including one in which we hold a joint venture interest.

We strive to provide a wide variety of assisted living services in a professionally managed environment that allows our residents to maintain dignity and independence. Our residents are typically unable to live independently, but do not require the intensive care provided in skilled nursing facilities. Under our approach, seniors reside in a private or semi-private residential unit for a monthly fee based on each resident’s individual service needs. We believe our residential assisted living communities allow seniors to maintain a more independent lifestyle than is possible in the institutional environment of skilled nursing facilities, while also providing peace of mind knowing that staff is available should the need arise. In addition, we believe that our services, including assisting residents with activities of daily living, such as medication management, bathing, dressing, personal hygiene, and grooming are attractive to seniors who are inadequately served by independent living facilities.

From 1995 through 1999, we expanded rapidly through acquisition and internal development and by December 31, 1999, operated 129 assisted living communities with 11,726 units. We believe, however, that during this expansion, the assisted living industry became significantly over-built, creating an environment characterized by sluggish or falling occupancy and market resistance to rate increases. As a result of these difficult operating circumstances, we limited further growth and in 2000 began an increasing focus first on raising our occupancy and later on rate development, operating efficiencies and cost controls.

In the past three years, we have completed several leases and acquisitions and have converted most of our managed communities to owned or leased communities. In 2000 and 2001, we operated approximately 130 communities, but in 2003 and 2004, we increased that to 175 and 181 communities, respectively, primarily through the lease of 24 communities formerly operated by Marriott and through other selected leases and acquisitions. From the end of 2002 to the end of 2004, the communities we manage decreased from 96 to 17 and the owned and leased communities increased from 84 to 164. In 2005 we are continuing to review acquisition opportunities.

The following table sets forth a summary of our property interests.

	As of December 31, 2004		As of December 31, 2003		As of December 31, 2002
	Buildings	Units	Buildings	Units	Buildings	Units

Owned (1)	6	454	19	1,813	17	1,687
Leased (1)(2)	158	12,589	109	8,303	67	5,279
Managed/Admin Services (3)(4)(5)	16	1,668	46	4,589	94	8,577
Joint Venture/Partnership	1	140	1	140	2	219
Operated Portfolio	181	14,851	175	14,845	180	15,762

Percentage increase (decrease)	3.4%	0.0%	(2.8%)	(5.8%)	35.3%	28.7%

OFFERING MEMORANDUM Exhibit (a) (1)

(1) Included in our consolidated portfolio of communities.

(2) Of the leased communities at the end of 2004, 75 are accounted for as operating leases, in which the assets and liabilities of the communities are not included in our consolidated balance sheet and 68 are accounted for as capital leases, in which a long-term asset and corresponding liability is established on our balance sheet. The remaining 15 leased communities are reflected in our consolidated financial statements as owned communities because of accounting requirements related to sale-leaseback accounting, notwithstanding the legal sale of the communities and their subsequent leasing by us. There were 76 operating, 29 capital leases and four leased communities reflected in our consolidated financial statements as owned because of accounting requirements related to sale-leaseback accounting at the end of 2003. There were 63 operating and four capital leases at the end of 2002.

(3) Buildings managed decreased in 2004 primarily due to the conversion of communities from managed to leased. The decrease in 2003 was primarily due to the termination of 13 Regent management contracts, the conversion of the 21 Emeritrust communities from managed to leased as of September 30, 2003, and the conversion of eight Horizon Bay communities from managed to leased as of December 31, 2003.

(4) One managed building has been shut down and was sold March 12, 2004.

(5) One management contract was terminated October 1, 2004.

Recent Event-Hurricane Damage

Certain of our communities in Texas, Louisiana and Mississippi were affected by Hurricanes Katrina and Rita. Our Biloxi community suffered significant damage from Katrina and will be out of operation for nine months to a year. Four other communities operated by us and one managed community in Mississippi suffered limited damage from Katrina. Residents of the Biloxi community and one other community were evacuated without incident; residents have returned except to the Biloxi community. Four communities in Houston and Beaumont, Texas and two communities in Louisiana were evacuated without incident in advance of Rita. There was no damage to three Houston communities and only limited damage to the others. Residents have returned to all communities except the two Louisiana communities, which are awaiting restoration of power and other public utilities.

Physical damage to buildings is covered by insurance, subject to deductibles, and we also have business interruption insurance subject to various limits. We estimate on a preliminary basis that the effects of the hurricanes will result in a charge to the third quarter of approximately $1 million to cover costs below insurance deductibles, costs of evacuation and other uninsured expenses.

Directors and Officers

The following persons are the directors and/or officers and/or controlling persons of Emeritus Corporation:

Name	Title

Daniel R. Baty	Chairman of the Board of Directors, Chief Executive Officer
Raymond R. Brandstrom	Vice Chairman, Vice President of Finance, and Chief Financial Officer
Gary Becker	Senior Vice President - Operations
P. “Kacy” Kang	Vice President, Operations - Western Division
Suzette McCanless	Vice President, Operations - Eastern Division
Martin D. Roffe	Vice President of Financial Planning
Frank A. Ruffo	Vice President - Administration
Christopher M. Belford	Vice President of Operations -- Central Division
Bruce L. Busby	Director
Charles P. Durkin, Jr.	Director
Stanley L. Baty	Director
T. Michael Young	Director
Patrick R. Carter, Lord Carter of Coles	Director
David W. Niemiec	Director
Robert E. Marks	Director

OFFERING MEMORANDUM Exhibit (a) (1)

NEW DEBENTURES

The following summary contains basic information about the new debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new debentures, please refer to the section of this document entitled “Description of Debentures.”

Maturity Date	The new debentures will mature on July 1, 2008.

Interest	6.25% per annum.

Interest Payment Dates	Each July 1 and January 1, beginning January 1, 2006.

Conversion
The new debentures are convertible at the option of the holder, in whole or in part, at any time prior to maturity, into shares of common stock at $22.00 per share, subject to adjustment under certain conditions.

Optional Redemption	The new debentures are not redeemable.

Ranking
The new debentures will be subordinated to all of our existing and future senior indebtedness (as defined in this memorandum). There is no limitation on the amount of senior indebtedness that we may incur.

Absence of Market for the Debentures
The new debentures are a new issue of securities with no established trading market. We currently have no intention to apply to list the new debentures on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the new debentures.

Registration
The sale of the existing debentures was not registered by us under a registration statement filed with the SEC but was made in reliance upon an exemption from registration provided by Section 4(2) and Rule 144A under the Securities Act. The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the new debentures received by you in the exchange offer will assume the same character as the existing debentures tendered by you. As a result, the new debentures we issue to you in exchange for your existing debentures, and the common stock issuable upon the conversion of the new debentures, should be freely tradable by you under Rule 144(k) if you have held your existing debenture for more than two years and you are not an affiliate of ours.

OFFERING MEMORANDUM Exhibit (a) (1)

FORWARD-LOOKING STATEMENTS

This memorandum and the documents incorporated by reference contain forward-looking statement regarding our earnings and projected business, among other things. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this memorandum and the documents incorporated by reference contain forward-looking statements that may be identified by words such as “estimates,”“anticipates,”“projects,”“plans,”“expects,”“intends,”“believes,”“should” and similar expressions and which also may be identified by their context. Such statements are based upon our current expectations and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation: the effects of competition and economic conditions on the occupancy levels in our communities, including possible excess assisted living capacity; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; our ability to control community operation expenses, including the management of costs largely beyond our control (such as insurance and utility costs) without adversely affecting the level of occupancy and resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements and our vulnerability to defaults as a result of noncompliance with various debt and lease covenants; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation; and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed elsewhere in this memorandum and in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

OFFERING MEMORANDUM Exhibit (a) (1)

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary data presented below under the captions “Consolidated Statements of Operations Data” and “Consolidated Balance Sheet Data” for, and as of the end of, each of the years in the five-year period ended December 31, 2004, are derived from the consolidated financial statements of Emeritus Corporation. The consolidated balance sheets as of December 31, 2004 and 2003, and consolidated statements of operations for each of the years in the three-year period ended December 31, 2004, are included in our Form 10-K for the fiscal year ended December 31, 2004.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Total operating revenues	$191,762	$143,292	$317,935	$202,949	$150,923	$136,594	$121,689
Total operating expenses	185,292	135,219	318,015	193,627	148,521	130,464	123,491
Income (loss) from continuing operations	6,470	8,073	(80)	9,322	2,402	6,130	(1,802
Net other expense	(1,385)	(16,888)	(40,263)	(16,089)	(9,104)	(10,953)	(20,360)
Income (loss) from continuing operations before income taxes	5,085	(8,815)	(40,343)	(6,767)	(6,702)	(4,823)	(22,162)
Provision for income taxes	(1,089)	—	(1,188)	(418)	—	—	—
Net Income (loss) from continuing operations	3,996	(8,815)	(41,531)	(7,185)	(6,702)	(4,823)	(22,162)
Income (loss) from discontinued operations	1,322	175	991	(896)	247	(199)	(798)
Net Income (loss)	5,318	(8,640)	(40,540)	(8,081)	(6,455)	(5,022)	(22,960)
Preferred stock dividends	(599)	(1,850)	(3,737)	(6,238)	(7,343)	(6,368)	(5,327)
Gain on repurchase of Series A preferred stock	—	—	—	14,523	—	—	—
Net income (loss) to common shareholders	$4,719	$(10,490)	$(44,277)	$204	$(13,798)	$(11,390)	$(28,287)

Basic income (loss) per common share:
Continuing operations	$0.31	$(1.02)	$(4.26)	$0.11	$(1.37)	$(1.10)	$(2.72)
Discontinued operations	0.12	0.02	0.09	(0.09)	0.02	(0.02)	(0.08)
	$0.43	$(1.00)	$(4.17)	$0.02	$(1.35)	$(1.12)	$(2.80)

Diluted income (loss) per common share:
Continuing operations	$0.24	$(1.02)	$(4.26)	$0.10	$(1.37)	$(1.10)	$(2.72)
Discontinued operations	0.07	0.02	0.09	(0.08)	0.02	(0.02)	(0.08)
	$0.31	$(1.00)	$(4.17)	$0.02	$(1.35)	$(1.12)	$(2.80)

Weighted average number of common shares outstanding:
Basic	10,870	10,460	10,623	10,255	10,207	10,162	10,117
Diluted	18,289	10,460	10,623	11,521	10,207	10,162	10,117

Consolidated Operating Data:
Communities in which we have an interest	182	182	181	175	180	133	135
Number of units	14,881	14,949	14,851	14,845	15,762	12,248	12,412

	Six Months Ended June 30,		December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$27,363	$4,891	$10,748	$6,368	$7,301	$10,194	$7,496
Working capital (deficit)	(42,783)	(49,334)	(71,876)	(38,285)	(27,618)	(13,627)	(82,389)
Total assets	719,502	535,863	716,522	389,794	203,820	168,811	178,079
Long-term debt, less current portion	62,737	136,343	50,528	136,388	119,887	131,070	60,499
Capital lease and financing obligations, less current portion	619,225	355,367	614,046	215,324	40,949	—	—
Convertible debentures	32,000	32,000	32,000	32,000	32,000	32,000	32,000
Redeemable preferred stock	—	—	—	—	25,000	25,000	25,000
Shareholders’ deficit	(122,990)	(95,532)	(128,319)	(86,927)	(89,834)	(78,677)	(69,551)

OFFERING MEMORANDUM Exhibit (a) (1)

PRO FORMA FINANCIAL INFORMATION

We have evaluated the effect of the exchange on our historical operating results.

Because the interest rate of the existing debentures and the new debentures is the same, if all of the outstanding existing debentures are exchanged there would be no effect on either the Company's balance sheet or its statement of operations. The Company would continue to reflect $32 million principal amount of debentures as a liability on its balance sheet and interest expense of $2.0 million annually in its statement of operations.

Affiliates of the Company, who own approximately $20.8 million principal amount of the $32 million principal amount of existing debentures, have advised the Company that they intend to exchange all of their existing debentures for new debentures. In addition, these affiliates have agreed to provide equivalent debt financing to the Company to the extent that they do not exchange any portion of the existing debentures that they own.

Excluding existing debentures owned by affiliates as described above, approximately $11.2 million principal amount of existing debenture are owned by others and may or may not be exchanged for new debentures. The principal amount of these existing debentures represents a current liability because, if none of these existing debentures were exchanged, they would mature and be paid on January 1, 2006. Payment of the full amount of these existing debentures at January 1, 2006 would reduce the Company's cash by $11.2 million (at June 30, 2005, the Company had cash and cash equivalents of $27.4 million). Interest expense for future periods would be reduced by approximately $700,000 annually. The reductions in cash and decreases in interest expense would decline proportionately as the principal amount of existing debentures exchanged by non-affiliates increased.

OFFERING MEMORANDUM Exhibit (a) (1)

RISK FACTORS

You should carefully consider the risk factors described below and all other information contained in this memorandum, as well as the other information we include or incorporate by reference in this memorandum and the additional information in the reports that we file with the SEC, before deciding to exchange your existing debentures.

RISKS RELATED TO THE NEW DEBENTURES

The New Debentures will be Subordinated to our Senior Indebtedness. The new debentures will be subordinated to all senior indebtedness, as this term is defined in the new debentures, but will rank pari passu with the existing debentures that remain outstanding after the exchange offer. As of June 30, 2005, we had approximately $702.5 million of indebtedness outstanding that will rank senior to the new debentures. In addition, because some of our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of the holders of the new debentures. The indenture for the new indentures will not limit the amount of senior indebtedness or other indebtedness that we or any of our subsidiaries can create, incur, assume or guarantee.

The Conversion Price of the New Debentures may Remain above the Market Price of our Common Stock. The new debentures initially may be converted into common stock at a price of $22.00 per share. On October 13, 2005, the closing price per share of our common stock on the AMEX was $18.65. If the market price for our common stock remains lower than the conversion price for the new debentures, the conversion of our new debentures may not be practicable or profitable because you would be paying more for our common stock than the market price for such shares.

If You Have Claims Against Us Resulting from Your Acquisition or Ownership of Existing Debentures, You will Give Up Those Claims if You Exchange Your Existing Debentures. By tendering your existing debentures in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including without limitation interest payments beyond the date of exchange, and you agree that our obligations to you under the new debenture indentures and new debentures will supersede and replace in their entirety our obligations to you under the existing debenture indenture and existing debentures. In addition, holders who do not tender their existing debentures for exchange and former holders who have already sold their existing debentures will continue to have the right to assert against us their rights under the existing debentures.

The Indenture Governing the New Debentures Contains No Financial Covenants. The indenture, like the indenture governing the existing debentures, does not contain any financial performance covenants. Consequently, we are not required under the indenture to meet any financial tests such as those that measure our working capital, interest coverage, fixed charge coverage or net worth in order to maintain compliance with the terms of the indenture.

Our Leases Impose Restrictions with Respect to Us. Many of our leases contain financial covenants that require us to meet certain financial ratios and tests. If we fail to comply with the obligations under any of these leases, it could result in an event of default under the leases. If an event of default is not cured or waived, it could result in acceleration of the base payments under the leases and under other leases and instruments, like the indentures for the debentures, that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business.

OFFERING MEMORANDUM Exhibit (a) (1)

Because there is no public market for the new debentures, you may not be able to sell your new debentures. The new debentures will constitute a new issue of securities with no established trading market. There can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new debentures; or

•	the price at which the holders would be able to sell their new debentures.

The new debentures will not be listed on any exchange or market. If a trading market were to develop, the new debentures might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the trading price of our common stock, the market for similar securities and our financial performance.

Your existing debentures will not be accepted for exchange if you fail to follow the exchange offer procedures. We will issue new debentures pursuant to the exchange offer only after a timely receipt of your existing debentures, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your existing debentures please allow sufficient time to ensure timely delivery. If we do not receive your existing debentures, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your existing debentures for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of existing debentures for exchange. If there are defects or irregularities with respect to your tender of existing debentures, we may not accept your existing debentures for exchange.

RISKS RELATED TO US

Our business, results of operations and financial condition are subject to many risks, including, but not limited to, those set forth below:

The following important factors, among others, could cause actual operating results to differ materially from those expressed in forward-looking statements included in this report and presented elsewhere by our management from time to time. Do not place undue reliance on these forward-looking statements, which speak only as of the date of this report. A number of the matters and subject areas discussed in this report refer to potential future circumstances, operations and prospects, and therefore, are not historical or current facts. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations, which may materially differ from our actual future experience involving any one or more of such matters and subject areas as a result of various factors, including: These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation: the effects of competition and economic conditions on the occupancy levels in our communities, including possible excess assisted living capacity; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; our ability to control community operation expenses, including the management of costs largely beyond our control (such as insurance and utility costs) without adversely affecting the level of occupancy and resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements and our vulnerability to defaults as a result of noncompliance with various debt and lease covenants; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation; and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that may

OFFERING MEMORANDUM Exhibit (a) (1)

cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. We are not obligated to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. These and other factors are discussed in more detail below.

We have incurred annual losses since we began doing business and may continue to incur losses for the foreseeable future. We organized and began operations in July 1993 and have operated at a loss since we began doing business. For 2004, 2003, and 2002, we recorded net losses before preferred dividends of $40.5 million, $8.1 million, and $6.5 million, respectively (as discussed in detail under “Net Income (Loss) and Property-Related Expense”in“Comparison of the Years Ended December 31, 2004 and 2003 in our Form 10-K for the year ended December 31, 2004”). We believe that the historically aggressive growth of our portfolio through acquisitions and developments and related financing activities, as well as our inability (along with much of the assisted living industry) to increase occupancy rates at our communities, were among the causes of these losses. To date, at many of our communities, we have been generally able to stabilize occupancy and rate structures to levels that have resulted in positive cash flow but not earnings for the Company as a whole. Our operations may not become profitable in line with our current expectations or may not become profitable at all.

If we cannot generate sufficient cash flow to cover required interest, principal and lease payments, we risk defaults on our debt agreements and leases. At December 31, 2004, we had total debt of $54.7 million, with minimum principal payments of about $4.1 million due in 2005. At December 31, 2004, we were obligated under both long-term operating and capital leases requiring minimum annual cash lease payments of which $94.2 million is payable in 2005. In addition, we will have approximately $5.3 million and $20.1 million in principal amount of debt repayment obligations that become due in 2006 and 2007, respectively. We also have $32.0 million of debentures that are due on January 1, 2006. If we are unable to generate sufficient cash flow to make such payments as required and are unable to renegotiate payments or obtain additional equity or debt financing, a lender could foreclose on our communities secured by the respective indebtedness or, in the case of an operating lease, could terminate our lease, resulting in loss of income and asset value. In some cases, our indebtedness is secured by a particular community and a pledge of our interests in a subsidiary entity that owns that community. In the event of a default, a lender could avoid judicial procedures required to foreclose on real property by foreclosing on our pledge instead, thus accelerating its acquisition of that community. Furthermore, because of cross-default and cross-collateralization provisions in certain of our mortgage and sale-leaseback agreements, if we default on one of our payment obligations, we could adversely affect a significant number of our communities.

Because we are highly leveraged, we may not be able to respond to changing business and economic conditions or continue with selected acquisitions. A substantial portion of our future cash flow will be devoted to debt service and lease payments. In the past, we have frequently been dependent on third party financing and disposition of assets to fund these obligations in full and we may be required to do so in the future. In addition, we are periodically required to refinance these obligations as they mature. As a consequence of acquisitions of communities, we have substantially increased our leverage in 2004. Our long-term debt has decreased from $141.1 million at December 31, 2003, to $54.7 million at December 31, 2004, but, our obligations under long-term leases, both capital and operating, have increased from $722.4 million to $1,356.4 million. These circumstances reduce our flexibility and ability to respond to our business needs, including changing business and financial conditions such as increasing interest rates and opportunities to expand our business through selected acquisitions.

We may be unable to increase or stabilize our occupancy rates that would result in positive earnings. In previous years, we have been unable to increase our occupancy to levels that would result in

OFFERING MEMORANDUM Exhibit (a) (1)

net income on a sustained basis. Our historical losses have resulted, in part, from occupancy levels that were lower than anticipated when we acquired or developed our communities. While our occupancy levels increased in 2004, during the last three years prior to that, occupancy levels declined, although 2003 occupancy was nearly flat, excluding the effects of acquired communities. We cannot guarantee that our occupancy levels will increase.

We will occasionally seek additional funding through public or private financing, including equity financing. We may not find adequate equity, debt, or sale-leaseback financing when we need it or on terms acceptable to us. This could affect our ability to finance our operations or refinance our properties to avoid the consequences of default and foreclosure under our existing financing as described above. In addition, if we raise additional funds by issuing equity securities, our shareholders may experience dilution of their investment.

If we fail to comply with financial covenants contained in our debt instruments, our lenders may accelerate the related debt. From time to time, we failed to comply with certain covenants in our financing agreements. In the future, we may not be able to comply with these covenants, which generally relate to matters such as cash flow, debt coverage ratios, and certain subjective performance standards. If we fail to comply with any of these requirements and are not able to obtain waivers, our lenders could accelerate the related indebtedness so that it becomes due and payable prior to its stated due date. We may be unable to pay or refinance this debt if it becomes due.

We self-insure many of the liabilities we face. In recent years, participants in the long-term-care industry have faced an increasing number of lawsuits alleging negligence, malpractice, or other related legal theories. Many of these suits involve large claims and significant legal costs. We expect we occasionally will face such suits because of the nature of our business. In February 2005, a San Antonio, Texas, jury found one of our assisted living communities negligent in the care of a resident. The jury awarded a verdict against us in the amount of $1.5 million in compensatory damages and $18 million in punitive damages. The verdict was in connection with an action that alleged negligence brought by the relatives of a resident at one of our assisted living facilities. We have appealed the verdict. For general liability and professional liability insurance for 2004, we formed a wholly owned captive insurance company domiciled in the U.S., which provides general and professional liability insurance on a claims made basis. Because we are responsible for a self-insured retention, funding losses up to the captive limits through premiums or paid in capital and losses in excess of the captive limits, we are ultimately responsible for the full loss of professional and general liability claims. Claims against us, regardless of their merit or eventual outcome, may also undermine our ability to attract residents or expand our business and would require management to devote time to matters unrelated to the operation of our business. We currently do not carry general and professional liability insurance other than through our captive insurance subsidiary and although we review our liability insurance annually, we may not be able to obtain third party liability insurance coverage in the future or, if available, on acceptable terms. During the past several years, retained losses relating to high self-insured retention and annual premiums have increased significantly, which have substantially compounded our costs associated with insurance and claims defense.

We face risks associated with selective acquisitions. We intend to continue to seek selective acquisition opportunities. However, we may not succeed in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of communities presents a number of risks. Existing communities available for acquisition may frequently serve or target different market segments than those we presently serve. It may be necessary in these cases to reposition and renovate acquired communities or turn over the existing resident population to achieve a resident care level and income profile that is consistent with our objectives. In the past, these obstacles have delayed the achievement of acceptable occupancy levels and increased operating and capital expenditures. As a

OFFERING MEMORANDUM Exhibit (a) (1)

consequence, we currently plan to target assisted living communities with established operations, which could reduce the number of acquisitions we can complete and increase the expected cost. Even in these acquisitions, however, we may need to make staff and operating management personnel changes to successfully integrate acquired communities into our existing operations. We may not succeed in repositioning acquired communities or in effecting any necessary operational or structural changes and improvements on a timely basis. We also may face unforeseen liabilities attributable to the prior operator of the acquired communities, against whom we may have little or no recourse.

We expect competition in our industry to increase, which could cause our occupancy rates and resident fees to decline. The long-term care industry is highly competitive, and given the relatively low barriers to entry and continuing health care cost containment pressures, we expect that our industry will become increasingly competitive in the future. We believe that the industry is experiencing over-capacity in several of our markets, thereby intensifying competition and adversely affecting occupancy levels and pricing. We compete with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home healthcare agencies, independent living facilities, retirement communities, and skilled nursing facilities. We expect that competition will increase from new market entrants, as assisted living residences receive increased market awareness and more states decide to include assisted living services in their Medicaid programs. Many of these competitors may have substantially greater financial resources than we do. Increased competition may limit our ability to attract or retain residents or maintain our existing rate structures. This could lead to lower occupancy rates or lower rate structures in our communities.

We also cannot predict the effect of the healthcare industry trend toward managed care on the assisted living marketplace. Managed care, an arrangement whereby service and care providers agree to sell specifically defined services to public or private payers in an effort to achieve more efficiency with respect to utilization and cost, is not currently a significant factor in the assisted living marketplace. However, managed care plans sponsored by insurance companies or HMOs may in the future affect pricing and the range of services provided in the assisted living marketplace.

If development of new assisted living facilities outpaces demand, we may experience decreased occupancy, depressed margins, and diminished operating results. We believe that some assisted living markets have become or are on the verge of becoming overbuilt. The barriers to entry in the assisted living industry are not substantial. Consequently, the development of new assisted living facilities could outpace demand. Overbuilding in the markets in which we operate could thus cause us to experience decreased occupancy and depressed margins and could otherwise adversely affect our operating results.

Market forces could undermine our efforts to attract seniors with sufficient resources. We rely on our residents’ abilities to pay our fees from their own or familial financial resources. Generally, only seniors with income or assets meeting or exceeding the comparable median in the region where our assisted living communities are located can afford our fees. Inflation or other circumstances may undermine the ability of seniors to pay for our services. If we encounter difficulty in attracting seniors with adequate resources to pay for our services, our occupancy rates may decline.

Our labor costs may increase and may not be matched by corresponding increases in rates we charge to our residents. We compete with other providers of assisted living services and long-term care in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain management personnel responsible for the day-to-day operations of each of our communities. If we are unable to attract or retain qualified community management personnel, our results of operations may suffer. In addition, possible shortages of nurses or trained personnel may require us to enhance our wage and benefits packages to compete in the hiring and retention of personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate.

OFFERING MEMORANDUM Exhibit (a) (1)

As a result of these and other factors, our labor costs may increase and may not be matched by corresponding increases in rates we charge to our residents.

We face possible environmental liabilities at each of our properties. Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including asbestos-containing materials that could be located on, in or under its property. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. We could face substantial costs of any required remediation or removal of these substances, and our liability typically is not limited under applicable laws and regulations. Our liability could exceed our properties’ value or the value of our assets. We may be unable to sell or rent our properties, or borrow using our properties as collateral, if any of these substances is present or if we fail to remediate them properly. Under these laws and regulations, if we arrange for the disposal of hazardous or toxic substances such as asbestos-containing materials at a disposal site, we also may be liable for the costs of the removal or of the hazardous or toxic substances at the disposal site. In addition to liability for these costs, we could be liable for governmental fines and injuries to persons or properties.

Some of our facilities generate infectious medical waste due to the illness or physical condition of the residents, including, for example, blood-soaked bandages, swabs, and other medical waste products, and incontinence products of those residents diagnosed with an infectious disease. The management of infectious medical waste, including handling, storage, transportation, treatment, and disposal, is subject to regulation under various laws, including federal and state environmental laws. These environmental laws set forth the management requirements, as well as permit, record-keeping, notice, and reporting obligations. Each of our facilities has an agreement with a waste management company for the proper disposal of all infectious medical waste. Any finding that we are not in compliance with these environmental laws could adversely affect our business and financial condition. Because these environmental laws are amended from time to time, we cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions on the manner in which we operate our facilities.

Our chief executive officer, Daniel R. Baty, has personal interest that may conflict with ours due to his interest in Holiday Retirement Corporation and Columbia-Pacific Group, Inc. Mr. Baty is a principal shareholder, director, and Chairman of the Board of Holiday Retirement Corporation, and is the principal owner of Columbia-Pacific Group, Inc. Substantially all of the independent living facilities operated by Holiday are owned by partnerships that are controlled by Mr. Baty and Holiday. Mr. Baty’s varying financial interests and responsibilities include the acquisition, financing, and refinancing of independent living facilities and the development and construction of, and capital raising activities to finance new facilities. Columbia-Pacific and affiliated partnerships operate assisted living communities and independent living facilities, many of which we manage under various management agreements. The financial interests and management and financing responsibilities of Mr. Baty with respect to Holiday and Columbia-Pacific and their affiliated partnerships could present conflicts of interest with us, including potential competition for residents in markets where both companies operate and competing demands for the time and efforts of Mr. Baty.

Because Mr. Baty is both our Chief Executive Officer as well as Holiday’s Chairman of the Board and is the principal owner of Columbia-Pacific, circumstances could arise that would distract him from our operations. Our interests and those of Holiday and Columbia-Pacific interests may, on some occasions, be incompatible. We have entered into a noncompetition agreement with Mr. Baty, but this noncompetition agreement does not limit Mr. Baty’s current role with Holiday or its related partnerships,

OFFERING MEMORANDUM Exhibit (a) (1)

so long as assisted living is only an incidental component of Holiday’s operation or management of independent living facilities.

We have entered into agreements with a number of entities that are owned or controlled by Mr. Baty, whose interests with respect to these companies occasionally may conflict with ours. We have entered into agreements, including most of our management agreements, with a number of entities that are owned or controlled by Mr. Baty. Under these agreements, we provide management and other services to senior housing and assisted living communities owned by these entities and we have material agreements with these entities relating to the purchase, sale, and financing of a number of our operating communities. There is a risk that the administration of these and any future arrangements could be adversely affected by these continuing relationships because our interests and those of Mr. Baty may not be congruent at all times.

Some of our recent transactions and the operations of certain communities that we manage are supported financially by Mr. Baty with limited guarantees and through his direct and indirect ownership of such communities; we would be unable to benefit from these transactions and managed communities without this support. The Company has seven communities owned by entities controlled by Mr. Baty which involve limited guarantees by Mr. Baty and rely on his direct and indirect ownership of the communities involved. As described under “Fretus Lease” in our Form 10-K for the year ended December 31, 2004, Mr. Baty is guarantor of a portion of the debt and is the administrative member of Fretus. As described under “HCP Transaction” in that Form 10-K and in accordance with an amendment to the lease, effective July 30, 2004, Mr. Baty unconditionally and irrevocably guaranteed the payment when due of all costs, expense, fees, rents and other sums payable by us in the full, faithful and prompt performance when due. The guaranty is limited to an aggregate amount of $3,000,000. The guaranty is still in place and Mr. Baty has not been called upon for any payments. The Company has paid no consideration to Mr. Baty for the guaranty. As described under “Emeritrust I Communities Lease” in that Form 10-K and in accordance with an amendment to the lease, effective September 30, 2004, Mr. Baty personally guaranteed the prompt payment and performance of the lease obligations. The guaranty is still in place and Mr. Baty has not been called upon for any payments. The Company has paid Mr. Baty consideration based upon the cash flow agreement as described above under the “Emeritrust I Communities Lease” in that Form 10-K. We believe that we would be unable to take advantage of these transactions and management opportunities without Mr. Baty’s individual and financial support. The ongoing administration of these transactions, however, could be adversely affected by these continuing relationships because our interests and those of Mr. Baty may not be congruent at all times. In addition, we cannot guarantee that such support will be available in the future.

We may be unable to attract and retain key management personnel. We depend upon, and will continue to depend upon, the services of Mr. Baty. The loss of Mr. Baty’s services, in part or in whole, could adversely affect our business and our results of operations. Mr. Baty has financial interests and management responsibilities with respect to Holiday and its related partnerships. As a result, he does not devote his full time and efforts to Emeritus. We may be unable to attract and retain other qualified executive personnel critical to the success of our business.

Our costs of compliance with government regulations may significantly increase in the future. Federal, state, and local authorities heavily regulate the healthcare industry. Regulations change frequently, and sometimes require us to make expensive changes in our operations. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could adversely affect our business and operating results. We cannot predict to what extent legislative or regulatory initiatives will be enacted or adopted or what effect any initiative would have on our business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect our operations, as well as our

OFFERING MEMORANDUM Exhibit (a) (1)

revenues, particularly those from governmental sources, and our expenses. Our residential communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities. While these regulations and licensing requirements often vary significantly from state to state, they typically address:

•	fire safety,

•	sanitation,

•	staff training,

•	staffing patterns,

•	living accommodations such as room size, number of bathrooms, and ventilation, and

•	health-related services.

We may be unable to satisfy all regulations and requirements or to acquire and maintain any required licenses on a cost-effective basis.

In addition, with respect to our residents who receive financial assistance from governmental sources for their assisted living services, we are subject to federal and state regulations that prohibit certain business practices and relationships. Failure to comply with these regulations could prevent reimbursement for our healthcare services under Medicaid or similar state reimbursement programs. Our failure to comply with such regulations also could result in fines and the suspension or inability to renew our operating licenses. Federal, state, and local governments occasionally conduct unannounced investigations, audits, and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by us that is discovered in any such investigation, audit or review, could strain our resources and affect our profitability. In addition, regulatory oversight of construction efforts associated with refurbishment could cause us to lose residents and disrupt community operations.

Our stock price has been highly volatile, and a number of factors may cause our common stock price to decline. The market price of our common stock has fluctuated and could fluctuate significantly in the future in response to various factors and events, including, but not limited to:

•	the liquidity of the market for our common stock;

•	variations in our operating results;

•	variations from analysts’ expectations; and

•	new statutes or regulations, or changes in the interpretation of existing statutes or regulations, affecting the healthcare industry generally or the assisted living residence business in particular.

In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may cause the market price of our common stock to decline.

Our share ownership and certain other factors may impede a proposed takeover of our business. As of August 31, 2005, Mr. Baty controlled about 28.5% of our outstanding common stock. Together, our directors and executive officers own, directly and indirectly, over 71% of the voting power of our outstanding common stock. Accordingly, Mr. Baty and the other members of our board and management would have significant influence over the outcome of matters submitted to our shareholders for a vote, including matters that would involve a change of control of Emeritus. Further, our Articles of

OFFERING MEMORANDUM Exhibit (a) (1)

Incorporation require a two-thirds supermajority vote to approve a business combination of Emeritus with another company that is not approved by the board of directors. Accordingly, the current management group and board of directors could prevent approval of such a business combination. We currently have a staggered board in which only one-third of the board stands for election each year. Thus, absent removals and resignations, a complete change in board membership could not be accomplished in fewer than approximately two calendar years.

OFFERING MEMORANDUM Exhibit (a) (1)

MARKET FOR EXISTING DEBENTURES AND COMMON STOCK

As of September 13, 2005, there were approximately 53 beneficial owners of existing debentures. The existing debentures are not traded on any exchange or over-the-counter market, and we do not have a comprehensive trading history for the existing debentures.

Our common stock has been traded on the American Stock Exchange under the symbol “ESC” since November 21, 1995, the date of our initial public offering. The following table sets forth for the periods indicated the high and low closing prices for our common stock as reported on AMEX.

	High	Low
2005
First Quarter	$15.52	$11.10
Second Quarter	14.20	12.25
Third Quarter	17.74	14.41
Fourth Quarter (through October 13, 2005)	18.65	17.25

2004
First Quarter	$9.60	$6.65
Second Quarter	7.50	5.70
Third Quarter	8.52	6.01
Fourth Quarter	12.90	8.43

2003
First Quarter	$5.78	$3.60
Second Quarter	4.49	3.44
Third Quarter	8.09	3.85
Fourth Quarter	8.50	5.90

We have never declared or paid any dividends on our Common Stock, and expect to retain any future earnings to finance the operation and expansion of our business. Future dividend payments will depend on our results of operations, financial condition, capital expenditure plans, and other obligations and will be at the sole discretion of our Board of Directors. Certain of our existing leases and lending arrangements contain provisions that restrict our ability to pay dividends, and it is anticipated that the terms of future leases and debt financing arrangements may contain similar restrictions. Therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

On October 13, 2005, the closing price per share of our common stock on the American Stock Exchange was $18.65 As of September 13, 2005, we had approximately 111 shareholders of record and approximately 1,800 beneficial holders of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new debentures in the exchange offer.

OFFERING MEMORANDUM Exhibit (a) (1)

THE EXCHANGE OFFER

On February 15, 1996, we completed the sale of $32,000,000 of the existing debentures. The existing debentures were issued under an indenture dated as of February 15, 1996, between us and U.S. Bank, National Association (formerly known as Star Bank, N.A.), as the trustee. As of the date of this memorandum, $32,000,000 in principal amount of the existing debentures are outstanding.

The sale of the existing debentures was made in reliance upon an exemption from registration pursuant to Section 4(2) and Rule 144A under the Securities Act. The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the new debentures received by you in the exchange offer will assume the same character as the existing debentures tendered by you. As a result, the new debentures we issue to you in exchange for your existing debentures, and the common stock issuable upon the conversion of the new debentures, should be freely tradable by you with Rule 144(k) if you have held your existing debentures for more than two years and are not an affiliate of ours.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING DEBENTURES

This memorandum and the enclosed Letter of Transmittal constitute an offer to exchange for each existing debenture a new debenture of a principal amount equal to the principal amount of such existing debenture, subject to the terms and conditions described in this memorandum. This exchange offer is being extended to all holders of the existing debentures. This memorandum and the enclosed Letter of Transmittal are first being sent on or about the date of this memorandum, to all holders of existing debentures known to us.

Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all existing debentures which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn. The exchange offer will expire at 5:00 p.m., Eastern time, on November 16, 2005. In our sole discretion, we may extend the period of time during which the exchange offer is open.

The exchange offer is subject to a number of other conditions described below in the section entitled, “Conditions to the Exchange Offer.” Subject to applicable securities laws and the terms set forth in this memorandum, we reserve the right to waive any and all conditions to the exchange offer, to extend the exchange offer, to terminate the exchange offer for any reason or no reason and otherwise to amend the exchange offer in any respect.

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any existing debentures. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all existing debentures previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us upon the expiration of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the exchange offer.

OFFERING MEMORANDUM Exhibit (a) (1)

We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any existing debentures not previously accepted for exchange if any of the conditions to the exchange offer have not been satisfied or for any other reason within our sole and absolute discretion. We will give you prompt notice of any amendment, termination or non-acceptance.

PAYMENT OF ACCRUED INTEREST ON THE EXISTING DEBENTURES THAT ARE TENDERED IN THE EXCHANGE OFFER

You are not being asked to forego any accrued interest on existing debentures that are tendered in the exchange offer. The interest that has accrued since July 1, 2005 on tendered existing debentures that are accepted by us will be paid with the first payment of interest on the new debentures after the exchange. The interest on tendered existing debentures will accrue to the date that the existing debentures are accepted for exchange in the exchange offer, which is expected to occur on the first business day following the expiration and the exchange offer, if all of the conditions to the exchange offer are satisfied or waived.

RELEASE OF LEGAL CLAIMS BY TENDERING EXISTING DEBENTUREHOLDERS

By tendering your existing debentures in the exchange offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your ownership or acquisition of the existing debentures, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against us or our subsidiaries, affiliates or shareholders, or our directors, officers, employees, attorneys, accountants, advisors, agents or representatives, in each case whether current or former, or those of our subsidiaries, affiliates or shareholders, whether those claims arise under federal or state securities laws or otherwise.

CONDITIONS TO THE EXCHANGE OFFER

The exchange offer is subject to the conditions described below.

Notwithstanding any other provision of the exchange offer, we will not be required to accept any existing debentures for exchange or to issue any new debentures in exchange for existing debentures, and we may terminate or amend the exchange offer if, at any time before the expiration of this offer, any of the following events occurs:

•	the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

•
an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer or materially and adversely affect our business;

•	any material adverse development occurs in our business operations;

•	we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

•	the indenture for the new debentures has not been qualified under the Trust Indenture Act of 1939.

OFFERING MEMORANDUM Exhibit (a) (1)

These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the exchange offer and not accept any tendered existing debentures for exchange if we determine in our reasonable discretion that doing so would be in our best interests.

We are required under the Trust Indenture Act of 1939 to qualify the indenture pursuant to which the new debentures will be issued. On or about the date of this memorandum, we will apply to have the indenture so qualified. We will not accept any existing debentures for exchange or issue any new debentures in exchange for existing debentures, if at the time a stop order is threatened or in effect which relates to the qualification of the indenture for the new debentures under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING EXISTING DEBENTURES

When you tender your existing debentures, and we accept the existing debentures for exchange, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this memorandum and the enclosed Letter of Transmittal. You must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

•
if you hold existing debentures in certificated form, tender your existing debentures by sending your existing debentures, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the exchange agent, at the address set forth on the back cover page of this memorandum;

•
if you hold existing debentures in “street name,” tender your existing debentures by using the book-entry procedures described below in the section entitled “Book-Entry Transfer” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” instead of the Letter of Transmittal, to the exchange agent; or

•
if your existing debentures are not immediately available, time will not permit your existing debentures or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed before the expiration date of the exchange offer, you may tender your existing debentures by following the guaranteed delivery procedures described below in the section entitled “Guaranteed Delivery Procedures.”

In order for a book-entry transfer to constitute a valid tender of your existing debentures, the exchange agent must receive a confirmation of book-entry transfer of your existing debentures into its account at The Depository Trust Company, also known as DTC, prior to the expiration date of the exchange offer. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the Letter of Transmittal. If you use this procedure, we will be able to enforce the Letter of Transmittal against you.

The method of delivery of existing debentures, Letters of Transmittal, “agent’s messages” and all other required documents is at your election. If you deliver your existing debentures by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should

OFFERING MEMORANDUM Exhibit (a) (1)

allow sufficient time to assure timely delivery. Please send all existing debentures, Letters of Transmittal and “agent’s messages” to the exchange agent, at the address set forth on the back cover page of this memorandum. Please do not send these materials to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” unless you are either:

•	a registered existing debentureholder and have not completed the box entitled “Special Payment/Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	you are exchanging existing debentures for the account of an “eligible guarantor institution.”

•	An “eligible guarantor institution” means:

•	Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act of 1950, as amended (the “Federal Deposit Insurance Act”);

•
Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act of 1913, as amended;

•	National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

•	Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

When the Letter of Transmittal is signed by the registered holder of the existing debentures, no endorsement of certificates or separate bond powers are required unless new debentures are to be issued in the name of a person other than the registered holder. Signatures on certificates or bond powers must be guaranteed by an “eligible guarantor institution.” The term “registered holder” includes, for this purpose, any participant in DTC’s system whose name appears on a security position listing as an owner of existing debentures. If you plan to sign the Letter of Transmittal but you are not the registered holder of the existing debentures, you must have the existing debentures signed by the registered holder of the existing debentures and that signature must be guaranteed by an “eligible guarantor institution.” You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an “eligible guarantor institution,” but that instrument must be in a form satisfactory to us in our sole discretion.

All questions as to the validity, form, eligibility, time of receipt and acceptance of existing debentures tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of existing debentures improperly tendered or not to accept any existing debentures, the acceptance of which might be unlawful as determined by us. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any existing debentures either before or after the expiration date of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender existing debentures in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing debentures either before or after the expiration date of the exchange offer, including the terms and conditions of the Letter of Transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of existing debentures for exchange must be cured within a reasonable period of time, as determined by us. None of us, the exchange agent or any other person has any duty to give notification of any defect or

OFFERING MEMORANDUM Exhibit (a) (1)

irregularity with respect to any tender of existing debentures for exchange, nor will any of us, the exchange agent or any other person have any liability for failure to give such notification.

If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Letter of Transmittal or any existing debentures or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

ACCEPTANCE OF EXISTING DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES

Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all existing debentures that are properly tendered and not withdrawn and will issue the new debentures promptly after acceptance of the existing debentures. For purposes of the exchange offer, we will be deemed to have accepted properly tendered existing debentures for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

For the principal amount of each existing debenture accepted for exchange in the exchange offer, the tendering holder will receive a new debenture of a principal amount equal to that of the principal amount of the existing debenture accepted for exchange.

In all cases, the issuance of new debentures in exchange for existing debentures will be made only after the exchange agent timely receives either all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation of transfer of the existing debentures into the exchange agent’s account at DTC, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” instead of the Letter of Transmittal.

If for any reason we do not accept any tendered existing debentures or if existing debentures are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged existing debentures, in the appropriate principal amount, without expense to the registered tendering holder. In the case of existing debentures tendered by book-entry transfer into the exchange agent’s account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged existing debentures will be credited, in the appropriate principal amount, to the tendering holder’s account at DTC. Any existing debentures to be returned to the holder will be returned promptly after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

Within two business days after the date of this memorandum, the exchange agent will make a request to establish an account at DTC for the existing debentures tendered in the exchange offer. Once established, any financial institution that is a participant in DTC’s system may make book-entry delivery of existing debentures by causing DTC to transfer the existing debentures into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of the existing debentures may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile of the Letter of Transmittal, with any required signature guarantees, or an “agent’s message” instead of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the

OFFERING MEMORANDUM Exhibit (a) (1)

exchange agent on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive book-entry confirmation of transfer of the existing debentures into the exchange agent’s account at DTC prior to the expiration date of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

If you are a registered holder of existing debentures and wish to tender your existing debentures, but your existing debentures are not immediately available, time will not permit your existing debentures or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed before the expiration date of the exchange offer, you may effect a tender of your existing debentures if:

•	the tender is made through an “eligible guarantor institution” (as defined above under “Procedures for Tendering Existing Debentures”);

•
prior to the expiration date of the exchange offer, the exchange agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of existing debentures you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery (these documents may be sent by overnight courier, registered or certified mail or facsimile transmission);

•
you guarantee that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation of transfer of the existing debentures into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” that forms a part of the book-entry confirmation, and any other documents required by the Letter of Transmittal, will be deposited by the “eligible guarantor institution” with the exchange agent; and

•
the exchange agent receives all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation of transfer of the existing debentures into the exchange agent’s account at DTC, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” that forms a part of the book-entry confirmation, and all other required documents, in each case, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

You can withdraw previously tendered existing debentures at any time until the exchange offer has expired. In addition, if we have not agreed to accept your existing debentures for exchange by the first business day following the expiration of the exchange offer, you can withdraw them at any time after that date until we do accept your existing debentures for exchange.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent during the permitted periods. Any notice of withdrawal must specify the name of the person who tendered the existing debentures to be withdrawn, identify the existing debentures to be withdrawn, including the principal amount of the existing debentures, and, where existing debentures

OFFERING MEMORANDUM Exhibit (a) (1)

have been transmitted, specify the name in which the existing debentures are registered, if different from that of the withdrawing holder. If existing debentures have been delivered or otherwise identified to the exchange agent, then, prior to the release of the existing debentures, the withdrawing holder must also submit the serial numbers of the particular existing debentures to be withdrawn and a signed notice of withdrawal, with signatures guaranteed by an “eligible guarantor institution” unless the holder is an “eligible guarantor institution.” If existing debentures have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn existing debentures and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by us. Our determination on these matters will be final and binding.

Any existing debentures properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any existing debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder promptly after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of existing debentures tendered by book-entry transfer into the exchange agent’s account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted existing debentures will be credited to the tendering holder’s account at DTC. Properly withdrawn existing debentures may be retendered at any time on or prior to the expiration date of the exchange offer by following one of the procedures described above in the section entitled “Procedures for Tendering Existing Debentures.”

EXCHANGE AGENT

We have appointed U.S. Bank, National Association as the exchange agent for the exchange offer. We will pay the exchange agent customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. We will also pay the exchange agent compensation for services as trustee under the new debenture indenture and certain of its expenses related thereto.

EXPENSES

We estimate the expenses related to the exchange offer will be approximately $200,000. We will use available cash to pay expenses related to the exchange offer.

RECOMMENDATION

We are not making any recommendation regarding whether you should tender your existing debentures in the exchange offer and, accordingly, you must make your own determination as to whether to tender your existing debentures for exchange and accept the new debentures we propose to issue to you.

USE OF SECURITIES ACQUIRED

We will not receive any cash proceeds from the exchange offer. All existing debentures that are properly tendered and not withdrawn in the exchange offer and accepted by us will be retired and cancelled.

OFFERING MEMORANDUM Exhibit (a) (1)

SOLICITATION

The solicitation is being made by us. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this memorandum and the other exchange offer materials to the holders of the existing debentures. Solicitations by us may be made by telephone, facsimile or in person by our officers and regular employees.

TRANSFER TAXES

You will not be obligated to pay any transfer taxes in connection with the tender of existing debentures in the exchange offer unless you instruct us to register your new debentures in the name of, or request that existing debentures not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

REQUESTS FOR ASSISTANCE AND ADDITIONAL INFORMATION

All completed Letters of Transmittal and “agent’s messages” should be directed to the exchange agent, at the address set forth on the back cover page of this memorandum. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your existing debentures should also be directed to the exchange agent at the telephone number or address set forth on the back cover page of this memorandum.

Delivery of a Letter of Transmittal or an “agent’s message” other than as described in this section of the memorandum is not valid delivery of the Letter of Transmittal or “agent’s message.”

Requests for additional copies of this memorandum, the enclosed Letter of Transmittal, the enclosed form of Notice of Guaranteed Delivery, or our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, may be directed to the exchange agent at one of the telephone numbers or the address set forth on the back cover page of this memorandum.

OFFERING MEMORANDUM Exhibit (a) (1)

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of principal U.S. federal income tax consequences to U.S. holders of the existing debentures of the exchange offer and the ownership and disposition of the new debentures and common stock into which the new debentures are convertible but does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations relating thereto. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

THE FOLLOWING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TAX ADVICE. EACH HOLDER CONSIDERING THE EXCHANGE OF EXISTING DEBENTURES FOR NEW DEBENTURES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

The summary assumes that the existing debentures are held, and the new debentures will be held, as “capital assets” within the meaning of Section 1221 of the Code. Also, this summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar; or

•	persons who hold the existing debentures as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction.

In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership generally will depend on the status of the partner and on the activities of the partnership. A partnership that holds the existing debentures and partners in such partnerships should consult their tax advisors.

OFFERING MEMORANDUM Exhibit (a) (1)

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the exchange offer and the ownership and disposition of the new debentures and common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

As used herein, a “U.S. holder” means (i) an individual citizen or resident of the U.S., (ii) a corporation or other entity taxed as a corporation for U.S. federal income tax purposes created or organized in, or under the laws of, the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (iv) a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

TREATMENT OF THE EXCHANGE OFFER

The tax treatment of a U.S. holder’s exchange of existing debentures for the new debentures pursuant to the exchange offer will depend on whether that exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the existing debentures and the new debentures constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends on the facts and circumstances surrounding the origin and nature of these debt instruments and on the interpretation of numerous judicial decisions. Based on these considerations, we believe the exchange offer will be treated as a recapitalization for U.S. federal income tax purposes. As such, a U.S. holder will not recognize gain or loss on the exchange, except that it will recognize gain to the extent of accrued market discount on the existing debentures not previously included in income by the U.S. holder. A U.S. holder’s tax basis in the new debentures will equal the U.S. holder’s adjusted tax basis in the existing debentures relinquished in the exchange increased by the amount of gain recognized by the holder on the exchange. A U.S. holder’s holding period for the new debentures will include the period in which the U.S. holder held the existing debentures relinquished in the exchange.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES AND COMMON STOCK

Interest Payments

A U.S. holder will be required to recognize as ordinary income any interest paid or accrued on the new debentures in accordance with its method of accounting.

Issue Price of the New Debentures

The issues price of a debt instrument issued for property where neither the debt instrument nor the property is publicly traded is the stated redemption price at maturity of such debt instrument, unless the stated redemption price at maturity exceeds by more than a de minimis amount, where, as in the case of the new debentures, the stated interest rate is at least equal to the applicable federal rate, compounded semiannually (3.42% for July 2005), the stated principal amount. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless or whether denominated as principal or interest, other than “qualified stated interest” payments. For such purposes, “qualified stated interest” generally means stated interest that is “unconditionally payable” in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. We anticipate that neither the existing debentures nor the new debentures will be considered to be publicly traded, and therefore the stated principal amount of a new debenture will equal its stated redemption price

OFFERING MEMORANDUM Exhibit (a) (1)

at maturity. Based on the foregoing, the new debentures should not be considered to have original issue discount for U.S. federal income tax purposes.

Amortizable Bond Premium

If a holder’s initial tax basis in a new debenture, reduced by an amount equal to the value of the conversion option a holder possess with respect to the new debenture, is greater than its stated redemption price at maturity, such holder will be treated as having acquired the new debenture with “amortizable bond premium” equal in amount to such excess. As discussed above under “- Treatment of Exchange Offer,” a U.S. holder will receive a tax basis in the new debentures equal to the U.S. holder’s adjusted tax basis in the existing debentures relinquished in exchange for the new debentures plus any gain recognized on the exchange.

If a holder has amortizable bond premium, it can make an election (with respect to the new debentures and all of the holder’s other obligations with amortizable bond premium held on or acquired by such holder after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the new debentures and may offset interest income otherwise required to be included in respect of the new debentures during any taxable year by the amortized amount of such excess for the taxable year. This election may only be revoked with the consent of the Internal Revenue Service.

Market Discount

If a new debenture is a market discount bond, a holder will be required to treat any principal payment on, or any gain realized on the sale, exchange or other disposition of the new debenture as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the new debenture and not previously included in income; a holder also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the new debenture. Alternatively, a holder may elect (with respect to the new debentures and all other market discount obligations acquired by such holder after the first day of the first taxable year to which such election applies) to include market discount in income currently as it accrues. This election may only be revoked with the consent of the Internal Revenue Service. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the new debentures, unless a holder elects to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount generally are treated as ordinary interest income.

A holder will be treated as having purchased a new debenture at a market discount if the stated redemption price at maturity exceeds the holder’s initial tax basis in the new debenture by more than a de minimis amount (¼ of 1% of the stated redemption price of the new debenture multiplied by the number of complete years to maturity after the holder acquired the new debenture). Any accrued market discount on the existing debentures relinquished in the exchange will carry over to the new debentures to the extent not previously included in income or recognized on the exchange. In addition, any accrued market discount as of the date of a conversion of the new debentures into shares of our common stock will carry over to the common stock to the extent not previously included in income or recognized on the conversion.

OFFERING MEMORANDUM Exhibit (a) (1)

Sale, Exchange, Redemption or Other Disposition of the New Debentures

Upon the sale, exchange, redemption or other disposition (other than a conversion into common stock), of a new debenture, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale, exchange, redemption or other disposition, except to the extent such amount is attributable to accrued but unpaid interest or accrued market discount not previously included in income, which will be taxable as ordinary income, and (ii) your adjusted tax basis in the new debenture. Such capital gain or loss will be long-term capital gain or loss if you have held the new debenture, including the time you held the existing debenture relinquished in the exchange for the new debenture, for more than one year at the time of sale, exchange, redemption or other disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced U.S. Federal income tax rate. The deductibility of capital losses is subject to limitations.

Conversion of the New Debentures

You generally will not recognize any income, gain or loss upon conversion of a new debenture solely into shares of our common stock (other than with respect to cash in lieu of a fractional share). Your aggregate tax basis in the shares of common stock received on conversion of a new debenture will be the same as your aggregate tax basis in the new debenture at the time of conversion, reduced by any basis allocable to a fractional share interest for which you received cash, and the holding period for such shares received on conversion generally will include the holding period of the new debenture converted.

Constructive Distribution

Holders of convertible debt instruments, such as the new debentures, may, in certain circumstances, be deemed to have received distributions if the conversion rate of such instruments is adjusted with the effect of increasing your proportionate interest in our assets or earnings. However, adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments provided in the new debentures or, in certain circumstances, the failure to provide for such an adjustment may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions (in an amount equal to the value of the additional shares issuable upon conversion) includible in your income in the manner described under “Dividends” below even though you have not received any cash or property as a result of such adjustments. Any constructive dividend deemed paid to a U.S. holder would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends and corporate holders would not be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Dividends

Distributions, if any, made on our common stock generally will be included in your income as dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. With respect to non-corporate taxpayers for taxable years beginning before January 1, 2009, such dividends are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock (reducing your tax basis in the common stock) and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends-received deduction.

OFFERING MEMORANDUM Exhibit (a) (1)

Sale, Exchange, Redemption or Other Disposition of Common Stock

Upon the sale, exchange, redemption or other disposition of our common stock, you generally will recognize capital gain (except to the extent attributable to accrued market discount, which will be taxable as ordinary income) or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange, redemption or other disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if you held the common stock, including the time you held the new debenture converted, for more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common stock received upon a conversion of a new debenture are determined as discussed above under “Conversion of the New Debentures.” The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the record holders of the new debentures and common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid on the new debentures and dividends paid on the common stock.

You may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the new debentures, dividends paid on the common stock (including constructive distributions) or proceeds received from a disposition of the new debentures or shares of common stock. Certain holders, including, among others, corporations and certain tax-exempt organizations, generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or

•
fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit (and obtain a refund of, if applicable) any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service in a timely manner.

OFFERING MEMORANDUM Exhibit (a) (1)

DESCRIPTION OF NEW DEBENTURES

We will issue the new debentures under an indenture between U.S. Bank, National Association as trustee, and us. The following summarizes the material provisions of the indenture and the new debentures and does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the new debentures which define your rights as a holder of new debentures.

GENERAL

The new debentures represent our unsecured general obligations, subordinate in right of payment to certain other obligations as described below under “Subordination of New Debentures” and convertible into our common stock as described under “Conversion of New Debentures.” The new debentures will be issued in fully registered form only in denominations of $1,000 or any integral multiple thereof and will mature on July 1, 2008.

The new debentures will be limited to $32.0 million in aggregate principal amount, the same as the aggregate principle amount of the existing debentures. At the effective time of the exchange, an aggregate principal amount of new debentures equal to the principal amount of existing debentures surrendered for exchange will be issued. Debentures that are not exchanged will mature on January 1, 2006 and be paid in accordance with their terms.

Representatives of the Baty Entities and Saratoga Entities, which collectively own approximately $20.8 million principal amount of the $32 million principal amount of existing debentures, have informed us that they intend to tender their existing debentures in the exchange offer. In addition, each of the Baty Entities and the Saratoga Entities has agreed that, if it does not exchange all of its existing debentures for new debentures, it will lend the Company on December 30, 2005 an amount equal to the principal amount of existing debentures that it has retained. The indebtedness will mature July 1, 2008, will bear interest at 6.25% per annum payable semiannually on January 1 and July 1, will be on a parity as to payment with the new debentures and will be subject to the same events of default as set forth in the indenture governing the new debentures.

The new debentures bear interest at 6.25% payable semi-annually on July 1 and January 1, to holders of record at the close of business on the preceding June 15 and December 15, respectively. The first payment will be for the period from the date of issuance to January 1, 2006 and will be combined with the payment of interest on the existing debentures from July 1, 2005 through the date of issuance of the new debentures in exchange for the existing debentures.

Principal and premium, if any, will be paid and the new debentures may be presented for conversion, registration of transfer, and exchange, without service charge, at the corporate trust office of the trustee in Boston, Massachusetts. Interest will be paid by checks mailed to holders of record unless other arrangements are made.

CONVERSION OF NEW DEBENTURES

The holders of new debentures are entitled at any time before the close of business on July 1, 2008 to convert all or a portion of their new debentures into shares of our common stock, at the conversion price. The conversion price is currently $22.00 and is subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any new debenture for interest accrued thereon or for dividends on any shares of common stock issued.

OFFERING MEMORANDUM Exhibit (a) (1)

If any new debenture is converted between a record date for the payment of interest and the related interest payment date, the new debenture must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount so converted. We are not permitted to issue fractional shares of common stock upon conversion of new debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion.

The conversion price is subject to adjustment as provided in the indenture upon certain events including:

•	the issuance of shares of our common stock as a dividend or distribution on our capital stock;

•	subdivisions or combinations of our common stock into a greater or smaller number of shares or reclassifications of common stock resulting in the issuance of any shares of our capital stock;

•	the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for common stock at less than the then-current market price; and

•
the distribution to all holders of common stock of any of our securities (other than common stock) or evidences of indebtedness or of assets (excluding cash dividends or distributions permitted under the Indenture) or rights or warrants to subscribe for or purchase any of our securities (excluding those referred to above).

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

We have the right to make reductions in the conversion price, in addition to those required by the foregoing provisions, as we in our discretion determine to be advisable in order that certain share-related distributions made by us to our shareholders will not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of shares of common stock or any securities convertible into or exchangeable for common stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property, or services.

In the case of a consolidation, merger or statutory share exchange involving us as a result of which holders of common stock will be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for shares of common stock or in the case of a sale or conveyance to another corporation of all or substantially all of our property and assets, the holders of the new debentures then outstanding will be entitled thereafter to convert their new debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such consolidation, merger, statutory share exchange, sale or conveyance had such new debentures been converted to shares of common stock immediately prior to such consolidation, merger, statutory share exchange, sale or conveyance.

In the event of a taxable distribution to holders of common stock which results in an adjustment of the conversion price, the holders of new debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. The absence of such an adjustment in certain other circumstances may also result in a taxable dividend to the holders of common stock. See “Material United States Federal Income Tax Considerations - Tax Treatment of the Ownership and Disposition of the New Debentures and Common Stock.”

OFFERING MEMORANDUM Exhibit (a) (1)

SUBORDINATION OF NEW DEBENTURES

The indebtedness evidenced by the new debentures is subordinate to the prior payment in full of all present and future senior indebtedness as provided in the indenture. If an event of default in the payment of principal, interest or rental on any senior indebtedness continues beyond any applicable grace period, we may not make any payment of principal of, premium, if any, or interest on the new debentures. In addition, upon any distribution of our assets or upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the new debentures is subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness. As a result of this subordination, in the event of our dissolution, holders of senior indebtedness may receive more, ratably, and holders of the new debentures may receive less, ratably, than our other creditors or may receive no consideration at all. Such subordination will not prevent the occurrence of any event of default under the Indenture.

The term senior indebtedness includes the following:

•
Principal of and premium, if any, and interest on our indebtedness for money borrowed (including any indebtedness secured by a mortgage or other lien which is given to secure all or part of the purchase price of property subject thereof, whether given to the vendor of such property or to another, or existing on property at the time of acquisition thereof) whether or not evidenced by notes or other written instrument;

•	Notes payable and drafts accepted representing extensions of credit;

•	That portion of obligations with respect to any lease that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

•
Principal of and premium, if any, and interest on indebtedness of others of the kinds described in either of the first two bullet points above or, to the extent set forth in the third bullet point above, leases of others of the kind described in such bullet point assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

•
Principal of and premium, if any, and interest on renewals, extensions, or refundings of indebtedness of the kinds described in first, second or fourth bullet point above or, to the extent set forth in the third bullet point above, renewals or extensions of leases of the kinds described in either of the third or fourth bullet point above.

unless, in the case of any particular indebtedness, lease, renewal, extension, or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension, or refunding is subordinate to any other indebtedness of ours or that such indebtedness, lease, renewal, extension, or refunding is not superior in right of payment to the new debentures.

The indenture permits the trustee to become our creditor and does not preclude the trustee from enforcing its rights as a creditor, including rights as a holder of senior indebtedness. The indenture does not limit the amount of senior indebtedness we may incur.

EVENTS OF DEFAULT

An event of default as provided in the indenture includes:

OFFERING MEMORANDUM Exhibit (a) (1)

•	default in the payment of any installment of interest upon any of the new debentures as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•
default in payment of principal or premium, if any, on the new debentures when the same becomes due and payable at maturity or otherwise, which continues for five business days, whether or not prohibited by the subordination provisions of the indenture;

•	default for 60 days after notice as provided in the indenture in the observance or performance of any other covenant in the indenture;

•
acceleration of an indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet under generally accepted accounting principles, but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $1.0 million, whether existing on the date of the execution of the indenture or thereafter created, if such acceleration is not annulled within 10 days after notice to us of such acceleration; or

•	certain events involving our bankruptcy, insolvency, or reorganization.

If an event of default occurs and is continuing with respect to the new debentures, either the trustee or the holders of at least a majority in principal amount of the new debentures may declare all of the new debentures to be due and payable immediately.

We will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of our common stock, or any warrants, rights or options, to purchase or acquire any shares of our common stock (other than the new debentures or any of our other convertible indebtedness that is neither secured nor subordinated to the new debentures), if at the time any of the aforementioned events of default has occurred and is continuing or would exist immediately after giving effect to such action.

The trustee may require indemnity satisfactory to it before it enforces the indenture or the debentures. Subject to certain limitations, holders of a majority in principal amount of the debentures may direct the trustee in its exercise of any trust or power. The trustee may withhold from debentureholders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. We are required to file with the trustee annually an officers’ statement as to the absence of defaults in fulfilling any of its obligations under the indenture.

No consent of debentureholders is required for us to consolidate with or merge into or transfer or lease substantially all of its assets to another corporation or trust which assumes our obligations under the indenture and debentures or for any reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of debentureholders required for any amendment of the indenture or the debentures by us and the trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debenture in addition to certified debentures, or to make any change that does not adversely affect the right of any debentureholder.

MERGERS AND SALES OF ASSETS

Subject to the provisions described above under “Conversion of New Debentures,” we may consolidate with or merge into any other corporation, or sell or transfer all or substantially all of its assets to any corporation, provided that the successor corporation shall be a corporation organized and existing

OFFERING MEMORANDUM Exhibit (a) (1)

under the laws of the United States or any State thereof and shall assume all of our obligations under the indenture.

MODIFICATION OF THE INDENTURE

The indenture permits us and the trustee, with the consent of the holders of not less than two-thirds in principal amount of the new debentures at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the new debentures except that no such modification shall, without the consent of the holder of each new debenture affected:

•
extend the fixed maturity of any new debenture, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the new debentures are payable or make any change that adversely affect the right to convert the new debentures into shares of common stock subject to the terms set forth in the indenture, or

•	reduce the aforesaid percentage of new debentures, the consent of the holders of which is required for any such modification or waiver.

MISCELLANEOUS

No holder of a new debenture may institute any action against us under the indenture (except actions for payment of overdue principal, premium, if any, or interest or the conversion of the new debentures) unless the holders of at least 25% of the principal amount of new debentures then outstanding shall have requested the trustee to institute such action, and the trustee shall not have instituted such action within 60 days of such request.

Our directors, officers, employees, and shareholders do not have any liability for any of our obligations under the new debentures or the indenture, or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of new debentures by accepting a new debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the new debentures.

Whether or not required by the rules and regulations of the SEC, so long as any new debentures are outstanding, we will furnish holders of new debentures all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K as if we were required to file such forms.

MARKETABILITY

At present there is no public market for the existing debentures and it is not likely that a market will exist or develop following the exchange. The exchange offer itself is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the new debentures received by you in the exchange offer will assume the same character as the existing debentures tendered by you. As a result, the new debentures we issue to you in exchange for your existing debentures, and the shares of common stock issuable upon the conversion of the new debentures, should be freely tradable by you under Rule 144(k) under the Securities Act if you have held your existing debentures for more than two years and are not an affiliate of ours.

OFFERING MEMORANDUM Exhibit (a) (1)

CONCERNING THE TRUSTEE

U.S. Bank, the trustee, may at times be a depository for funds of, make loans to or perform services for us and our subsidiaries in the normal course of business. The indenture does not preclude the trustee from enforcing its rights as a creditor, including rights as a holder of senior indebtedness.

COMPARISON OF TERMS OF EXISTING DEBENTURES AND NEW DEBENTURES

Set forth below is a comparison of the terms of the existing debentures and the new debentures. The terms of the new debentures are substantially identical to the terms of the existing debentures except for the material differences which are summarized below.

	EXISTING DEBENTURES	NEW DEBENTURES

ISSUE	6.25% Convertible Subordinated Debentures due 2006	6.25% Convertible Subordinated Debentures due 2008

ISSUER	EMERITUS CORPORATION	EMERITUS CORPORATION

SECURITY	Unsecured	Unsecured

ISSUE DATE	February 15, 1996
Upon the closing of the exchange offer and the exchange by us of new debentures for existing debentures which is expected to occur as soon as practicable following the expiration of the exchange offer, if all of the conditions of the exchange offer are satisfied or waived.

INTEREST RATE	6.25%	6.25%

PRINCIPAL AMOUNT OUTSTANDING	$32,000,000	Up to $32,000,000

MATURITY DATE	January 1, 2006	July 1, 2008

INTEREST PAYMENT DATES	July 1 and January 1	July 1 and January 1, beginning on January 1, 2006

CONVERSION
Convertible into shares of our common stock at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $22.00 per share, subject to adjustment in certain events.
Convertible into shares of our common stock at any time prior to maturity at a conversion price of $22.00 per share, subject to adjustment in certain events.

OPTIONAL REDEMPTION	Beginning July 2, 2001, the existing debentures became redeemable at our option at 100% of principal amount, plus accrued interest.	Not redeemable at our option.

SUBORDINATION	The existing debentures are subordinated to all of our existing and future senior indebtedness (as defined)	The new debentures are subordinated to all of our existing and future senior indebtedness (as defined)

TRUSTEE	U.S. Bank, National Association	U.S. Bank, National Association

OFFERING MEMORANDUM Exhibit (a) (1)

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 40,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. The following summary of certain provisions of our common stock is not complete and is qualified in its entirety by reference to our articles of incorporation, which are included as an exhibit to our filings with the SEC. We do not have any shares of preferred stock outstanding.

Common Stock

As of September 30, 2005, there were 16,360,228 shares of common stock outstanding held of record by 111 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to the prior rights of holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Emeritus, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and prior liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

Preferred Stock

The board has the authority to fix the designations, powers, preferences, privileges and other rights of any preferred stock, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of Emeritus or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any additional preferred stock.

Antitakeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Washington Law

As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of our company or make removal of members of the board of directors or management more difficult.

Election and Removal of Directors. Our articles of incorporation provide for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of Emeritus and may maintain the incumbency of the board of directors.

OFFERING MEMORANDUM Exhibit (a) (1)

Approval for Certain Business Combinations. Our articles of incorporation require that certain business combinations, including a merger, share exchange, and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business, be approved by the holders of not less than two-thirds of the outstanding shares, unless that business combination has been approved by a majority of the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

Shareholder Meetings. Under our articles of incorporation and bylaws, our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, our chairman of the board, chief executive officer, president or board of directors may call special meetings of shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

Washington Law. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with certain exceptions, from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after acquisition of the target corporation, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur, as long as it complies with certain “fair price” provisions of the statute. This provision may have the effect of delaying, deterring or preventing a change in control of Emeritus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C.

American Stock Exchange

Our common stock is listed for quotation on the American Stock Exchange under the symbol “ESC.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

OFFERING MEMORANDUM Exhibit (a) (1)

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.emeritus.com.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

SEC Filings (File No. 1-14012)	Period

Annual Report on Form 10-K	Year Ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2005
Quarterly Report on Form 10 Q	Quarter Ended June 30, 2005
Current Reports on Form 8-K	February 25, 2005, March 9,2005, June 17, 2005, July 1, 2005, July 7, 2005, July 7, 2005, August 15, 2005, August 25, 2005 and October 18, 2005
Registration Statement on Form 8-A	Filed on October 17, 1995

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Raymond R. Brandstrom

Vice President of Finance, Chief Financial Officer and Secretary

EMERITUS CORPORATION

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(206) 298-2809

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

OFFERING MEMORANDUM Exhibit (a) (1)

You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

U.S. Bank, National Association

Specialized Services

60 Livingston Avenue

St. Paul, MN 55107

Phone: (800) 934-6802

Fax: (651) 495-8158